UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    June 3, 2009

Sitesearch Corporation
(Exact name of registrant as specified in charter)

Nevada	333-155043	20-5422795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 840-0668

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

a.  Jim Dixon Employment Agreement

        Effective June 1, 2009, the Company executed an employment agreement with Jim Dixon, pursuant to which Mr. Dixon will serve as the Company’s Vice President. The agreement is for an initial one year term unless terminated by either party and may be extended by mutual agreement between the Company and Mr. Dixon. The employment agreement provides Mr. Dixon will be paid a base salary of $1 per year payable in accordance with the then current payroll policies of the Company or as otherwise agreed to by the parties. Additionally, Mr. Dixon may become eligible for the issuance of options to purchase shares of Sitesearch Common Stock, at a time price, and quantity to be set by, and at the sole option of the Company’s Board of Directors. Also, subject to approval by the board of directors, Mr. Dixon shall be entitled to receive benefits, such as health insurance, life insurance, automobile allowance, vacation time, etc, which may be offered to other Company executives, if such offerings shall be made available. The Company and its Board of Directors acknowledge that Mr. Dixon is the co-founder of Sitesearch Corporation, voting member of the Sitesearch Board of Directors, and owner of 2,080,000 shares of its Common Stock, symbol STPC.

Item 9.01   —   Exhibits.

10.1	Employment Agreement with Jim Dixon effective as of June 1, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sitesearch Corporation (Registrant)
Date: June 3, 2009	By:	/s/ Jeffrey S. Peterson
Jeffrey S. Peterson
Chairman of the Board